EXHIBIT 99
Hershey Foods NEWS
Corporate Communications
Hershey Foods Corporation
100 Crystal A Drive
Hershey, PA   17033



FOR IMMEDIATE RELEASE                                 CONTACT:
January 28, 1997                                      Natalie D. Bailey
                                                      717-534-7631
                                                      E-Mail:  pr@hersheys.com

                                                      FINANCIAL CONTACT:
                                                      James A. Edris
                                                      717-534-7556


                             HERSHEY FOODS ANNOUNCES
                             FOURTH QUARTER RESULTS

                            RECORD SALES AND EARNINGS
                                 FROM OPERATIONS



HERSHEY, PA --- Hershey Foods Corporation today announced record consolidated net sales and earnings from operations for the fourth quarter ended December 31, 1996.

Record net sales were $1,189,115,000 compared with $1,119,851,000 for the fourth quarter of 1995. Net income was $78,654,000, or $.51 per share on a post-split basis, including a before- and after-tax loss on disposal of certain European businesses of $35,352,000, or $.23 per share. Excluding the loss on disposal, net income for the quarter was $114,006,000, or $.74 per share, compared to $105,836,000, or $.68 per share, in 1995. Weighted average shares outstanding on a post-split basis for the fourth quarter of 1996 were 153,368,000 compared with 154,669,000 for the fourth quarter of 1995.

Record net sales for the year were  $3,989,308,000  compared with $3,690,667,000
in  1995.   Net  income  for  the  year  including  the  loss  on  disposal  was
$273,186,000, or $1.77 per share.

Excluding the impact of the loss on disposal, net income was $308,538,000, or $2.00 per share, compared with $281,919,000, or $1.70 per share, in 1995. Weighted average shares outstanding on a post-split basis for the full year 1996 were 153,995,000 compared with 165,687,000 for the full year 1995.

"We had a good finish to 1996," said Kenneth L. Wolfe, Chairman and Chief Executive Officer. "In the fourth quarter, Hershey Chocolate North America achieved solid volume growth on the strength of our successful new product introductions and fine seasonal performance. Hershey Chocolate North America was the principal contributor to growth in earnings from operations in the quarter, although Hershey Pasta and Hershey International also recorded excellent earnings increases versus last year. Lower net interest expense and fewer average shares outstanding also contributed to per share net income growth in the quarter.

"Sales growth for the year was attributable primarily to volume growth related to new products such as Hershey's Sweet Escapes reduced fat and calorie chocolate bar, Hershey's TasteTations hard candies, Hershey's Pot of Gold boxed chocolates and Hershey's Cookies 'n Creme candy bars, as well as excellent seasonal business, the price increase, and the acquisition of the Henry Heide Inc. In addition, Hershey Grocery and Hershey International posted solid sales gains for the year. These gains were offset somewhat by the disposal of businesses in Canada and Europe, and lower sales for Hershey Pasta Group.

"Hershey Chocolate North America was the principal contributor to income growth for the year with important contributions also made by Hershey Grocery and Hershey International. Net interest expense increased for the year as a result of the increased level of borrowings. The lower number of average shares outstanding for the year contributed to net earnings per share growth.

"We had an excellent year in 1996, and our business enters 1997 on solid footing. Newly acquired Leaf North America will require considerable time and effort to integrate with our North American confectionery business. While we initially will have modest earnings dilution, we are confident we can significantly improve the operating performance of this business. Meanwhile, we will continue to introduce exciting new products while continuing to invest in our core businesses. There is a lot to be accomplished in 1997, but we are confident that Hershey's team is up to the task," Wolfe concluded.


                                      # # #



                                      - 4 -
                            Hershey Foods Corporation
                  Summary of Consolidated Statements of Income
          for the periods ended December 31, 1996 and December 31, 1995
               (in thousands of dollars except per share amounts)



                                                                   Fourth Quarter                     Twelve Months
                                                                   --------------                     -------------
                                                                 1996              1995              1996               1995
                                                                 ----              ----              ----               ----
Net Sales                                                    $1,189,115          $1,119,851        $3,989,308         $3,690,667
                                                             ----------          ----------        ----------         ----------
Costs and Expenses:
    Cost of Sales                                               668,569             626,707         2,302,089          2,126,274
    Selling, Marketing and Administrative                       318,814             305,909         1,124,087          1,053,758
                                                            -----------          -----------        ----------         ----------

    Total Costs and Expenses                                    987,383             932,616         3,426,176          3,180,032
                                                            -----------          -----------        ----------         ----------
Loss on the Disposal of Businesses                               35,352                  --            35,352                 --

Restructuring Credit                                                 --              (3,277)               --              (151)
                                                            -----------          ----------         ----------         ---------

Income Before Interest and Income Taxes                         166,380             190,512           527,780            510,786
Interest Expense, net                                            11,404              14,416            48,043             44,833
                                                           ------------          -----------       -----------         ----------
Income Before Income Taxes                                      154,976             176,096           479,737            465,953
Provision for Income Taxes                                       76,322              70,260           206,551            184,034
                                                           ------------          -----------       -----------         ----------

Net Income                                                   $   78,654          $  105,836        $  273,186         $  281,919
                                                              ---------          ----------        ----------         ----------
Net Income Per Share                                         $      .51          $      .68        $     1.77         $     1.70
                                                             ==========          ==========        ==========         ==========


NOTE: Income Per Share has been computed based on the weighted average number of shares of Common Stock and Class B Common Stock outstanding during the period. Average shares outstanding for the fourth quarter and twelve months of 1996 were 153,368,000 and 153,995,000, respectively, and 154,669,000 and 165,687,000, respectively, for the comparable periods in 1995. All share and per share amounts have been restated for the Corporation's two-for-one stock split effective September 13, 1996.






                           Consolidated Balance Sheets
                  as of December 31, 1996 and December 31, 1995
                            (in thousands of dollars)

                                                                    Liabilities and
Assets                               1996         1995           Stockholders' Equity         1996        1995
------                               ----         ----           --------------------         ----        ----
Current Assets                   $  986,229   $  922,323     Current Liabilities          $  817,274  $  864,355
Property and Equipment, Net       1,601,895    1,436,009     Long-Term Debt                  655,289     357,034
Intangibles Resulting from                                   Other Long-Term
   Business Acquisitions            565,962      428,714         Liabilities                 327,209     333,814
Other Assets                         30,710       43,577     Deferred Income Taxes           224,003     192,461
                                                             Stockholders' Equity          1,161,021   1,082,959
                                 ----------   ----------                                   --------    --------
                                 $3,184,796   $2,830,623                                  $3,184,796  $2,830,623
                                 ==========   ==========                                  ==========  ==========
